UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

                 Pursuant to Section 13 OR 15(d)
             of the Securities Exchange Act of 1934

                 Date of Report:     May 2, 2005
         (Date of earliest event reported:  May 2, 2005)

                HAVERTY FURNITURE COMPANIES, INC.
     (Exact name of registrant as specified in its charter)


         Maryland            1-14445           58-0281900
      (State or other      (Commission           (I.R.S.
      jurisdiction of     File Number)          Employer
     incorporation or                        Identification
       organization)                             No.)


                      780 Johnson Ferry Road,
                            Suite 800,
                      Atlanta, Georgia 30342
      (Address of principal executive officers) ( Zip Code)

       Telephone number, including area code:   (404) 443-2900


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.


On May 2, 2005, Haverty Furniture Companies, Inc., a Maryland corporation (the "Company") issued a press release regarding matters discussed under Item 4.02 below and incorporated herein by reference.

ITEM 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS
OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

(a)(1) The Company and its audit committee concluded on April 28, 2005 that the Company will restate previously issued historical financial statements to properly account for leases. The restatement adjustments will correct the Company's historical accounting for leases and will have no impact on previously reported revenue, cash balances, or compliance with any debt covenants.

As a result of the restatement adjustments, the Company's previously issued consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2004 should not be relied upon. The restatement adjustments will impact the Consolidated Balance Sheets and Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002, as discussed below. While the Company's Form 10-Q for the quarter ended March 31, 2005 will reflect the necessary adjustments for the quarter then ended, the Company anticipates filing a Form 12b-25 with the SEC providing for an extension of time to file its Form 10-Q.

(a)(2) Similar to several other companies within the industry and retailers in general, the restatement adjustments reflect the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission ("SEC") in its February 7, 2005 letter (the "SEC Letter") to the American Institute of Certified Public Accountants. The adjustments relate to the Company's calculation of straight line rent and accounting for rent holidays.

In conjunction with the Company's fourth quarter 2004 results, the Company determined adjustments were necessary to recognize the cumulative impact of correcting its computation of straight line rent expense. Specifically, the Company revised its computation of straight line rent to include certain option periods where failure to exercise such options would result in an economic penalty. Although this cumulative adjustment was originally included in the Company's fourth quarter results, based on the impact of additional lease issues discussed in the SEC Letter and the additional clarifications made subsequent to the Company's filing of its Form 10-K for the year ended December 31, 2004 as discussed in the following paragraph, the Company will restate the periods impacted by this adjustment.

The restatement will also include adjustments for rent holidays, which is the period of time between the Company taking control and possession (generally the beginning of construction) of a leased site and the commencement of lease payments. Previously the Company began its computation of straight line rent at the earlier of the commencement of the lease payments or when the leased site opened for business. However, based on the views expressed in the SEC Letter, the Company has determined that the calculation of straight line rent should begin on the date when the Company takes control and possession of the site. Thus, the effect of this adjustment will be to increase the period over which rent is expensed beginning with a period of time prior to the opening of a leased site.

The restatement adjustments related to lease accounting are anticipated to decrease net income by $0.1 million and $0.5 million for the years ended December 31, 2004 and 2003, respectively, and have a negligible impact on the year ended December 31, 2002. The adjustments are expected to reduce previously reported diluted earnings per common share by $.01 and $.02 for the years ended December 31, 2004 and 2003, respectively and have no impact for 2002. The cumulative effect of these adjustments for periods prior to 2002 is a reduction in retained earnings of $1.1 million as of December 31, 2001. The impact of these adjustments on the Company's Consolidated Balance Sheets as of December 31, 2004, will be an increase to other liabilities of approximately $1.7 million.

(a)(3) Pursuant to this Item 4.02(a), the Company's management and audit committee have discussed the matters disclosed in this Form 8-K with the Company's independent registered public accounting firm, Ernst & Young LLP. The discussion of the Company's revised financial results contained in this Current Report on Form 8-K has been prepared by management and represents management's preliminary assessment of the revised results. These results are subject to change as the Company's independent registered public accounting firm completes its review.



Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

  (c)  Exhibits

    99.1      Press Release dated May 2, 2005.



                           SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            HAVERTY FURNITURE COMPANIES, INC.


May 2, 2005                 By: /s/ Jenny Hill Parker
                               -------------------------------
                                   Jenny Hill Parker
                              Vice President, Secretary
                                    and Treasurer




                          EXHIBIT INDEX


    99.1      Press Release dated May 2, 2005.